Exhibit 10.3

Execution Version

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

between

Seadrill Management Ltd.

and

North Atlantic Management AS

i

THIS MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is entered into on June 20, 2013 and is effective as of the Effective Date set forth below.

BETWEEN:

(1)	Seadrill Management Ltd., a company organized under the Law of England and Wales (the “Manager”),

and

(2)	North Atlantic Management AS, a company organized under the laws of Norway (the “Company”)

(hereinafter jointly referred to as the “Parties” and, individually, as a “Party”).

WHEREAS, the Manager is a wholly owned subsidiary of Seadrill Limited providing management and administrative services to Seadrill Limited and its subsidiaries; and

WHEREAS, the Company is a majority owned subsidiary of Seadrill Limited; and

WHEREAS, the Company wishes to engage the Manager to provide certain management and administrative support services to the Company on the terms set out herein.

NOW THEREFORE, the Parties have agreed as follows:

1.	APPOINTMENT AND EFFECTIVE DATE

1.1	The Company hereby confirms the appointment of the Manager to provide the management and administrative services specified in this Agreement (the “Management Services”) to the Company and the subsidiaries of the Company listed on Schedule 1 to this Agreement, subject to the terms and conditions set forth in this Agreement, and the Manager accepts such appointment.

1.2	The effective date of this Agreement shall be January 1, 2013 (the “Effective Date”).

2.	BOARD OF DIRECTORS

2.1	The Manager shall always act in accordance with the direction of the Board of Directors of the Company (the “Board”) in providing the Management Services under this Agreement.

2.2	The Board may revoke any authorization granted to the Manager at any time in its sole discretion.

2.3	For clarity, no authority of the Board is delegated to the Manager by this Agreement. The Board of the Company expressly retains all authority granted to it pursuant to the Operating Agreement of the Company, dated June 28, 2012 (as the same may be amended, restated, modified or supplemented from time to time, the “Operating Agreement”).

3.	SERVICES

3.1	The Manager shall, throughout the term of this Agreement, provide such Management Services as the Company from time to time may specify.

3.2	The Manager may, at its discretion, sub-contract any of the services to be provided by the Manager hereunder to other companies within the Seadrill Group and/or other reputable companies as may be permitted hereunder from time to time, provided, that such company shall be sufficiently resourceful, experienced and qualified to fulfill the Manager’s duties and obligations hereunder, and, further, provided, that the Manager shall remain in all respects responsible for the due and proper performance by any such subcontractor. The “Seadrill Group” means Seadrill Limited or any subsidiary thereof, except the Company and its subsidiaries.

3.3	Without prejudice to the generality of the foregoing, the Manager shall provide the following services to the Company:

3.3.1	Corporate Governance Services

The Manager shall assist the Company in the provision of general company secretarial services, including, but not limited to, keeping statutory books and records, convening meetings of the members of the Company, and meetings of the Boards of Directors and the shareholders of the subsidiaries of the Company and preparing adequate documentation for such meetings.

3.3.2	Company Records

(a)	The Manager shall be responsible for the safekeeping and professional filing of all original corporate documents of the Company and subsidiaries of the Company.

(b)	The Manager shall establish and maintain an adequate and accessible archive either (or both) in electronic form or physical form of all documents relevant to the Company’s business.

3.3.3	Treasury Services

Subject to the terms of any pooling arrangements which may exist in relation to the Company and its assets:

(a)	The Manager may be authorized to operate the Company’s bank accounts in accordance with such principles as the Board from time to time shall approve. Pursuant to such authorization, the Manager may be entitled to open bank accounts in the Company’s name and enter into account agreements and all such other contracts or agreements as shall be required by the banks and others for this purpose.

(b)	The Manager shall be authorized to collect all amounts due from third parties to the Company on the Company’s behalf and shall be responsible for the establishment and follow-up of efficient procedures for the purpose of collecting any overdue amounts.

(c)	The Manager shall arrange for the Company to settle its debts and accounts payable to third parties as such fall due, while pursuing a satisfactory solution of any dispute in relation thereto on the Company’s behalf.

(d)	The Manager shall settle all inter-company accounts between the Company and other companies in the Seadrill Group in accordance with such agreements and other documentation for payments as shall be in existence from time to time.

3.3.4	Financing

The Manager shall assist the Company in all matters relevant to the financing of the Company’s activities, including the identification of sources of potential financing, negotiation of financing arrangements, and coordination of financing with other Seadrill Group companies for the benefit of the Company.

3.3.5	Operations Services

(a)	The Manager shall develop standards for the technical operation of the Company’s vessels (the “Vessels”) and a policy in this respect.

(b)	The Manager shall assist in the supervision of the activities of third party contractors employed by the Company in respect of certain elements of the technical management of the Vessels and, in particular:

(i)	look for similarities between the services utilized by other vessel owning companies in the Seadrill Group and potential for improvements or savings in this respect; the “Seadrill Group” means Seadrill Limited or any subsidiary thereof, except the Company and its subsidiaries;

(ii)	develop and implement strategies for the long term maintenance of the Vessels;

(iii)	supervise and co-ordinate the policies in relation to emergency events;

(iv)	promote the most economical ways of operating the Vessels without compromising the safety of any Vessel or its crew;

(v)	minimize the environmental impact of the operation of the Vessels without compromising the safety of the Vessel or its crew; and

(vi)	ensure compliance with industry-based best practice “norms.”

(c)	The Manager shall, on a regular basis, provide audits of contractors of technical services and equipment and crewing services, such audits to include physical inspections.

(d)	The Manager shall provide assistance in purchasing materials and supplies for the Vessels and endeavour to achieve competitive terms from adequate suppliers.

3.3.6	Technical Supervision

The Manager shall, throughout the term of this Agreement, provide Services in relation to the technical management of the Vessels. In particular the Manager shall provide the following Services:

(a)	The Manager shall follow up with regard to the requirements of classification societies and any relevant national authorities and provide assistance to the Company in ensuring that the Vessels comply with all recognized safety standards at any time.

(b)	The Manager shall maintain good relations with Shipping Registries where the Vessels are or are intended to be registered.

(c)	The Manager shall assist the Company in ensuring that the Vessels comply with contractual, technical and other commitments.

(d)	The Manager shall regularly visit the Vessels and ensure that the standard of maintenance is kept at an acceptable level, that the crewing is adequate and that the operation is professional and satisfactory in every respect.

3.3.7	Human Resources

The Manager shall develop a human resources policy for the Company and its subsidiaries, and, subject to supervision and approval by the Board of the Company, the Manager shall be responsible to ensure that such policy is implemented by the Company in accordance with its terms.

3.3.8	Insurance

The Manager shall arrange to insure the vessels owned by the Company or its subsidiaries in accordance with the general guidelines and policies from time to time in force for coverage, insurers and terms for the insurance of vessels controlled by the Seadrill Group.

The Manager shall provide advice and assistance to the Company in filing and managing claims under all insurance policies procured for the vessels owned by the company or its subsidiaries (the “Vessels”) and the Company.

The Manager shall provide general advice and assistance to the Company in the procurement of other insurance as may be necessary or prudent in order to comply with legal or contractual requirements, or otherwise prudently insure the risks of the Company.

3.3.9	Sale and Purchase of Assets

(a)	The Manager shall, in accordance with instructions from the Board, supervise the sale and purchase of assets on the Company’s behalf including the completion of such transactions.

(b)	In respect of any sale or purchase of an asset, the Manager shall provide assistance which shall include, but not be limited to, arranging the financing in the case of a purchase and, if necessary, renegotiating existing financing, and in the case of a sale or purchase, arranging other contractual agreements required by the transaction and the general completion of the specific transaction.

(c)	The Manager shall assist the Board in reviewing the market for sale and purchase of assets and providing the Company with recommendations in this respect. Any contracts related to a sale or purchase of an asset shall always be subject to the final approval of the Board.

3.3.10	New Rig Construction

(a)	The Manager shall, in accordance with instructions by the Board of the Company, assist the Company in negotiating contracts for the construction of new rigs. Any such contracts shall always be subject to the approval of the Board of the Company.

(b)	The Manager shall follow up and supervise all ongoing new rig construction projects of the Company and its subsidiaries.

3.3.11	Accidents—Contingency Plans

The Manager shall assist the Company in handling all accidents involving its vessels. In particular, the Manager shall establish a crisis management procedure, shall assist the Company in the development of a local crisis management procedure, and shall provide other advice and assistance in connection with crisis response, including crisis communications assistance.

3.3.12	Disputes

The Manager shall provide general advice and assistance in the prosecution or defense of any and all legal proceedings by or against the Company, on the Company’s behalf and follow up the same in accordance with such instructions as shall be provided to the Manager in this respect by the Company.

3.3.13	Marketing Services

The Manager shall provide advice and assistance in the marketing of the Vessels, including the identification of potential customers, identification of Vessels available for charter opportunities and preparation of bids.

3.3.14	General Administrative Services

The Manager shall cause certain of its officers as set forth on Schedule 2 to this Agreement and any of its additional officers or other employees as the Board may from time to time request (collectively, the “Manager’s Employees”) to perform as officers of the Company in the capacity as set forth on Schedule 2 or provide such general administrative services as may be required by the Company including accounting services, access to and consolidation of information in the Seadrill Group enterprise resource planning systems, and advice and assistance in the general administration and management of the business, with all of the duties of officers of the Company as provided by the Board of Directors of the Company pursuant to the terms of the Operating Agreement, subject to the sole direction of the Board of Directors of the Company and subject to Section 7.1 hereof.

4.	GENERAL CONDITIONS

4.1	The Manager shall, in performing its duties hereunder, serve the Company in good faith. In exercising the powers and authorities hereby conferred on it, the Manager shall:

(a)	protect and promote the Company’s interests;

(b)	observe all applicable laws and regulations relevant to the Company’s activities; and

(c)	always act in accordance with good and professional management practice.

4.2	The Manager shall be entitled to provide management services to other companies or entities.

Such entities can either be other companies in the Seadrill Group or third party entities.

4.3	The Manager shall not afford preference to any vessel or company under its management but shall, so far as practicable, ensure a fair distribution of service to all such vessels and companies from time to time under its management.

The Manager shall, in the performance of its services, be entitled to take into consideration its overall responsibility in relation to all matters as may from time to time be entrusted to its management and in particular, but without prejudice to the generality of the foregoing, be entitled to allocate available supplies, manpower and services between its management assignments in such manner as in the prevailing circumstances the Manager in good faith considers to be fair and reasonable.

4.4	All discounts, commissions and other benefits received by the Manager or any of its employees from third parties as a consequence of the provision of services hereunder shall be disclosed and credited to the Company.

4.5	The Company shall, at any time upon request, be provided with any information from the accounts and records of the Manager which is relevant and reasonably required for the performance of its obligations vis-à-vis the Company hereunder.

Such information shall be provided to such persons as shall be specifically authorized by the Company. Representatives of the Company’s auditor shall, in relation to the audit of the Company’s accounts, always be considered authorized.

4.6	The Manager shall, upon request, provide the Company with copies of all documents relevant to the Company in its possession and otherwise compile such facts and records on the basis of such documents as shall, from time to time, be requested by the Company.

5.	COMPENSATION

5.1	The Company agrees to reimburse the Manager for all direct and indirect costs and expenses reasonably incurred by the Manager (the “Costs and Expenses”) in connection with the provision of the Management Services by the Manager to the Company; provided that only those costs and expenses which are wholly and exclusively or otherwise properly attributable to the provision and coordination of provision of the Management Services and beneficial to the Company shall be included in such Costs and Expenses.

5.2	The Company shall pay to the Manager a management fee equal to 8% of the Costs and Expenses (the “Management Fee”).

5.3

The Management Fee shall be invoiced by the Company periodically in arrears. Within 30 days following the end of each calendar quarter, the Manager shall prepare a statement of Costs and Expenses incurred in providing the Management Services, setting forth the basis for calculation in such detail as reasonably required. The Manager shall then deliver an invoice to the Company for such costs together with the corresponding Management Fee. The Company shall pay undisputed charges within 30 days of receipt of the Manager’s invoice.

5.4	All sums payable under this Agreement are exclusive of VAT and any other duty or tax, which shall (if and to the extent applicable) be payable by the Company at the rate and in the manner from time to time prescribed by law, subject to receipt by the Company of a valid VAT invoice.

5.5	Except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the parties, each party shall be responsible for its own costs incurred preparing and performing its obligations under this Agreement.

6.	INDEMNITY

6.1	The Manager shall be under no responsibility or liability for any loss or damage, whether loss of profits or otherwise, to the Company arising out of any act or omission involving any error of judgment or any negligence on the part of the Manager or any of its officers or employees in connection with the performance of its duties under this Agreement, unless the acts or omissions leading to a loss or damage are caused by gross negligence or wilful misconduct on the part of the Manager, its officers or employees.

Notwithstanding anything herein to the contrary the Manager shall not, under any circumstances whatsoever be liable to compensate the Company for any loss in excess of USD 2 millions.

6.2	The Company agrees to indemnify and keep the Manager and its officers and employees indemnified against any and all liabilities, costs, claims, demands. proceedings, charges, actions, suits or expenses of whatsoever kind or character that may be incurred or suffered by any of them howsoever arising (other than by reason of fraud or dishonesty on their part) in connection with the provisions of the Services or the performance of its duties hereunder.

6.3	The Manager shall not be required to take any legal action on behalf of the Company unless being fully indemnified (to its reasonable satisfaction) for all costs and liabilities likely to be incurred or suffered by it as a consequence thereof.

If the Company requires the Manager to take any action which, in the opinion of the Manager, might make the Manager liable for the payment of any money or liable in any other way, the Manager shall be kept indemnified by the Company in an amount and form satisfactory to it as a prerequisite to take such action.

6.4	The indemnities provided by the Company hereunder shall cover all reasonable costs and expenses payable or incurred by the Manager in connection with any claims.

6.5	To the extent the Manager is entitled to claim indemnities in respect of amounts paid or discharged by the Manager pursuant to this Agreement, these indemnities shall take effect as an obligation of the Company to reimburse the Manager for making such payment or effecting such discharge.

6.6	The indemnification provided by this Clause shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute. agreement, the bylaws of the Company or otherwise, and shall continue after the termination of this Agreement.

6.7	To the extent the Company elects to purchase Director’s & Officer’s insurance the Company undertakes to ensure that the Manager is included as co-assured in all such insurance policies.

7.	CONFIDENTIALITY

7.1	All Confidential Information furnished to the Manager or any of its employees, directors or subcontractors pursuant to this Agreement shall be the property of the Company. and shall be kept confidential by the Manager.

(a)	For the purpose of this Clause “Confidential Information” shall mean information relating to the business of the Company, all know-how of which the Manager becomes aware or generates in the course of or in connection with the performance of its obligations hereunder.

(b)	The provisions of this Clause 9.1 shall not apply to Confidential Information which is:

(a)	required to be disclosed by law or court order; or

(b)	is public knowledge otherwise than as a result of the conduct of the Manager.

7.2	The Manager shall. if so required by any of the stock exchanges on which the Company’s securities are listed, ensure that each of its employees having access to Confidential Information shall be subject to specific confidentiality undertakings.

8.	TERMINATION

8.1	Each of the Parties may terminate this Agreement following 90 days prior written notice to the other Party.

8.2	Termination shall be without prejudice to any rights or liabilities of either Party hereto arising prior to or in respect of any act or omission occurring prior to termination.

8.3	In the event of termination, the Management Fee shall be pro-rated to the effective date of termination (after taking into account such additional amounts. if any, as the time spent and the responsibility undertaken by the Manager during the relevant period immediately prior to such effective date of termination should justify).

In addition to the pro-rated Management Fee, the Company undertakes to ensure that the Manager has sufficient funding to pay any termination benefits due to any employees of the Manager whose employment contracts are terminated as a result of the termination of this Agreement and any other bona fide obligations undertaken by the Manager in order to provide the Services and otherwise comply with its obligations hereunder.

8.4	In the event of termination of the Agreement, the Manager shall procure that all such acts are done as may be necessary to give effect to such termination. The Company shall secure and the Manager shall, subject to payment of all amounts due to it hereunder, co-operate in the appointment of a substitute manager as the circumstances may require.

8.5	In the event of termination of this Agreement, the Manager shall hand over to the Company all books of account, correspondence and records relating to the affairs of the Company which are the property of the Company and which are in its or its sub-contractors’ possession.

9.	DEFAULT

9.1	If the Manager or the Company, as the case may be, shall by any act or omission, be in breach of any material obligation under this Agreement and such breach shall continue for a period of fourteen (14) days after written notice thereof has been given to the other Party by the Company or the Manager. as the case may be, the non-defaulting Party shall have the right to terminate this Agreement with immediate effect by notice to the defaulting Party.

The right to terminate this Agreement shall be in addition to and without prejudice to any other rights which the Parties may have against each other hereunder.

9.2	Either Party may forthwith by notice in writing terminate this Agreement if an order be made or a resolution be passed for the winding up of the other Party or if a receiver be appointed of the business or property of the other Party. or if the other Party shall cease to carry on business or make special arrangement or composition with its creditors or if any event analogous with any of the foregoing occurs under any applicable law.

10.	FORCE MAJEURE

The Manager shall be under no liability of any kind or nature whatsoever in the event of a failure to perform any of the Services if such failure is directly or indirectly caused by war, war-like activities, government order, riot, civil commotion, strike or lock-out or similar actions, Acts of God, perils of the sea or any other similar cause beyond the Manager’s control.

11.	NOTICES

All correspondence or notices required or permitted to be given under this Agreement shall be given in English and sent by mail, telefax, electronic mail or delivered by hand at the following addresses:

If to the Company:

North Atlantic Management AS

Finnestadveien 28

P.O. Box 109

4001 Stavanger

Norway

Attn. Chief Executive Officer

If to the Manager:

Seadrill Management Ltd.

2nd Floor, Building 11

Chiswick Business Park

566 Chiswick High Road

London W4 5YS

United Kingdom

Attn. Chief Executive Officer

or such other address as either Party may designate to the other Party in writing.

12.	MISCELLANEOUS

12.1	Neither Party shall be entitled to assign its rights and/or obligations under this Agreement unless the prior written consent of the other Party hereto have been obtained. This principle shall not apply to the subcontracting by the Manager of certain parts of the Services hereunder pursuant to the provisions of Clause 4.1

12.2	Nothing in this Agreement shall be deemed to constitute a partnership between the Parties. 14.3 No term of this Agreement is enforceable by a person who is not a party to it.

12.3	This Agreement shall not be amended, supplemented or modified save by written agreement signed by or on behalf of the Parties.

13.	GOVERNING LAW

13.1	This Agreement shall be exclusively governed by and interpreted in accordance with English law and the Parties irrevocably agree that the courts of England shall have exclusive jurisdiction over any claim or matter arising under or in connection with this Agreement.

[SIGNATURE PAGE FOLLOWS]

For and on behalf of	For and on behalf of
SEADRILL MANAGEMENT LTD.	NORTH ATLANTIC MANAGEMENT AS

Signature	Signature

Name with block letters	Name with block letters

SIGNATURE PAGE TO

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

SCHEDULE 1

SUBSIDIARIES

Subsidiary	Jurisdiction of Formation

North Atlantic Alpha Ltd.	Bermuda

North Atlantic Phoenix Ltd.	Bermuda

North Atlantic Epsilon Ltd.	Bermuda

North Atlantic Navigator Ltd.	Bermuda

North Atlantic Elara Ltd.	Bermuda

North Atlantic Venture Ltd.	Bermuda

North Atlantic Linus Ltd.	Bermuda

North Atlantic Rigel Ltd.	Bermuda

North Atlantic Crewing Ltd.	Bermuda

North Atlantic Norway Ltd.	Bermuda

North Atlantic Crew AS	Norway

North Atlantic Crewing Ltd.	Bermuda

North Atlantic Drilling UK Ltd.	United Kingdom

North Atlantic Support Services Limited	United Kingdom

North Atlantic Pollux Ltd.	Bermuda

Seadrill Norge AS	Norway

Seadrill Norge Holding AS	Norway

Schedule 1

SCHEDULE 2

INITIAL MANAGER’S EMPLOYEES

Name	Position at the Manager	Position at the Company
Rune Magnus Lundetrae	CFO	CFO

Schedule 2